Exhibit 4

Uni- Lateral Shareholders’ Undertaking

November 26, 2014

The Ateras Shareholders (as listed in Annex A hereto)

Dear Sirs and Madams:

Reference is hereby made to that certain Amended and Restated Agreement and Plan of Merger dated October 14, 2014 by and among BluePhoenix Solutions Ltd. (the “Foreign Parent”) , Modern Systems Corporation (f/k/a BluePhoenix Solutions USA, Inc.) (“Parent”), BP-AT Acquisition Corporation (“Merger Sub”), Sophisticated Business Systems, Inc. (“Company”), and yourselves (the “Agreement”). Capitalized terms used but not defined herein shall have their respective meanings as set forth in the Agreement.

Each undersigned shareholder of the Foreign Parent (each, a “Shareholder” and, collectively, the “Shareholders”), hereby:

(a)	Agrees and undertakes to vote, in person or by proxy, the shares of Foreign Parent Stock that it beneficially owns, including, without limitation, the shares of Foreign Parent Stock set forth on Exhibit A hereto and any shares of Foreign Parent Stock that such Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the date hereof (collectively, the “Shares”), and to cause any holder of record of Shares to vote or execute a written consent or consents in the upcoming Foreign Parent Shareholders Meeting or in any subsequent shareholders meeting or pursuant to any written consent in lieu of a meeting in favor of appointing to the Board of Directors of Foreign Parent (“Board”) a nominee proposed by the Stockholder Representative in writing, provided that such nominee meets the qualification standards set for the appointment of a director by the Foreign Parent in accordance with such statutory standards required under applicable law (“Relevant Qualifications”).

(b)	Undertakes to take all other necessary or desirable actions within his, her or its control, to ensure that such individual is elected and continues to serve as a director on the Board.

(c)	Warrants, represents, acknowledges and agrees that based on the questionnaire and declaration completed by Scott Miller attached hereto as Exhibit B, it the Shareholders have been advised by the Company that Mr. Miller meets all Relevant Qualifications as of the date hereof.

(d)

Appoints Matt Bell and Rick Rinaldo, so long as they are duly elected officers of the company, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to its Shares in accordance with undertaking (a). This proxy and power of attorney is given to secure the performance of the duties of each Shareholder under this Agreement. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this uni-lateral undertaking. This uni-lateral undertaking granted by such Shareholder shall be irrevocable during the Term as defined hereinbelow and shall revoke any and all prior proxies granted by such Shareholder with respect to its Shares in connection with the aforesaid. The uni-lateral undertaking granted by each Shareholder herein shall survive the dissolution, bankruptcy, death or incapacity of such Shareholder.

(e)	Agrees that such Shareholder will not, and will not permit any entity under such Shareholder’s control to, deposit any of its Shares in a voting trust, grant any proxies with respect to its Shares or subject any of its Shares to any arrangement with respect to the voting of its Shares in any manner that would affect its undertakings hereunder.

(f)	Our undertaking in sections (a) to (e) above, shall continue to apply for as long as you continue to collectively beneficially own (as defined in Rule 13d-3 under the Exchange Act), in the aggregate at least ten percent (10%) of the outstanding share capital of the Company (the “Term”).

Each Shareholder hereby acknowledges that it will be impossible to measure in money the damage to you if a Shareholder fails to comply with any of the undertakings herein, that every such undertaking is material and that, in the event of any such failure, you will not have an adequate remedy at law or damages. Accordingly, each Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that you have an adequate remedy at law. Each Shareholder further agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with your seeking or obtaining such equitable relief.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Uni-Lateral Undertaking to be executed by their duly authorized respective officers as of the date first written above.

Lake Union Capital Management, LLC

By:	/s/ Michael Self
Name:	Michael Self
Title:	Managing Member

Columbia Pacific Opportunity Fund, LP

By:	/s/ Alex Washburn
Name:	Alex Washburn
Title:	Manager

Prescott Group Capital Management

By:	/s/ Jeffrey D. Watkins
Name:	Jeffrey D. Watkins
Title:	President

Annex A

Ateras Shareholders

Shareholder	Address
Mindus Holding, Ltd.

Cindy S. Howard

Thomas C. Howard

Richard T. Chance

James C. Carpenter

Exhibit A

Foreign Parent Share Ownership

Stockholder	Number of Original Shares	Options
Prescott Group Capital Management, L.L.C.	3,327,488	Warrant to purchase 102,343 ordinary shares
Prescott Group Aggressive Small Cap, L.P.	0
Prescott Group Aggressive Small Cap II, L.P.	0
Columbia Pacific Opportunity Fund, LP	4,267,054
Columbia Pacific Partners Fund, Ltd.	37,940
Lake Union Capital Fund, LP	1,561,512
Lake Union Capital TE Fund, LP	416,817

Exhibit B

Relevant Qualifications

omitted